Progress Energy Announces Strong First Quarter Results


Quarterly highlights:

     - Reports ongoing earnings of $0.79 per share, GAAP earnings of $0.89 per share
     - Announces acquisition of 195 billion cubic feet (Bcf) of natural gas reserves
     - Agrees to acquisition of full-requirements power supply agreement with Jackson Electric Membership Corporation


RALEIGH, N.C. (April 23, 2003) - Progress Energy [NYSE: PGN] today reported ongoing earnings of $184.9 million, or $0.79 per share, for the first quarter of 2003 compared with ongoing earnings of $154.9 million, or $0.73 per share, for the first quarter of 2002. Reported GAAP consolidated net income was $208.2 million, or $0.89 per share, for the quarter compared with consolidated net income of $132.5 million, or $0.62 per share, for the first quarter of 2002. See the table that follows for a reconciliation of ongoing earnings per share to GAAP earnings per share.

"Progress Energy posted strong results in the first quarter thanks to continued growth in our core utility operations," said William Cavanaugh, chairman and CEO, Progress Energy. "The regions we serve in the Southeast United States have strong growth fundamentals. With most of our earnings derived from our two major utilities, we remain confident we will continue to deliver positive results for our shareholders and meet our year-end earnings target.

"While our utilities are doing quite well, the rest of our company is not standing still. We took steps in the first quarter that will yield positive benefits for many years. Specifically, we acquired more natural gas reserves at favorable prices, and we agreed to acquire a long-term, full-requirements contract with a reputable and growing load-serving utility. We are making excellent headway in implementing our strategy for disciplined participation in the competitive wholesale energy business," Cavanaugh said.

A number of factors drove the $0.06 per share increase in ongoing quarterly earnings, including favorable weather, customer growth and usage, increased sales to other utilities and a decrease in interest expense. These items were partially offset by the rate reduction in Florida, dilution from share issuances, lower synthetic fuel production and higher O&M costs, primarily due to storm costs and a decreased pension credit.

--------------------------------------------------------------------------------
                                 Progress Energy, Inc.
              Reconciliation of Ongoing Earnings to Reported GAAP Earnings
                                     March 31, 2003

                                            Q1 2003                Q1 2002
                                       -------------------     -----------------
Ongoing earnings                              $ 0.79                $ 0.73
One-time retroactive revenue impact             -                    (0.10)
Intra-period tax allocation                     0.04                 (0.10)
CVO mark-to-market                              0.01                  0.05
NCNG discontinued operations                    0.05                  0.04
                                       -------------------     -----------------
Reported GAAP earnings                        $ 0.89                $ 0.62
                                       ===================     =================

Shares outstanding (000s)                   233,438                 212,979
--------------------------------------------------------------------------------

SIGNIFICANT DEVELOPMENTS

Wholesale Energy Contract Acquisition in Georgia

     On March 21, 2003, Progress Energy announced that Progress Ventures had entered into a definitive agreement with Williams Energy Marketing and Trading to acquire a full-requirements power supply agreement with Jackson Electric Membership Corporation in Georgia for $188 million. This transaction is expected to close in the second quarter and results in contractual coverage for a majority of Progress Ventures' power generation assets in Georgia. The complete press release regarding this transaction is available on the company's Web site at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PGN&script=
410&layout=0&item_id=393120.

Natural Gas Reserves Acquisition

     On February 24, 2003, Progress Energy announced that its subsidiary, Progress Fuels Corp., had entered into three independent transactions to acquire approximately 162 producing natural gas wells with proven reserves of 195 billion cubic feet (Bcf) for $148 million. This transaction closed during the first quarter of 2003. The primary property in the acquisition will be referred to as Progress Fuels North Texas Gas. The complete press release regarding this announcement is available on the company's Web site at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PGN&script=410&layout=0&item_id=385370.

Moody's Investors Service Ratings Actions

     On February 7, 2003, Moody's Investors Service announced that Progress Energy, Inc.'s senior unsecured debt rating was being lowered to Baa2 from Baa1, and the outlook of the rating was being changed from negative to stable. In changing the outlook to stable, Moody's noted that the company issued approximately $600 million of common stock in November 2002 to support its balance sheet and is executing a modest nonregulated generation strategy. Moody's also changed the outlook of Florida Power Corporation, which is now doing business as Progress Energy Florida, Inc. (A1 senior secured) and Progress Capital Holdings (A3 senior unsecured) to negative. The complete press release regarding this announcement is available on the company's Web site at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PGN&script=410&layout=
0&item_id=380263.

Credit Facility Renewal

     On April 1, 2003, Progress Energy Florida entered into a new $200 million, 364-day credit agreement and a new $200 million, three-year credit agreement, replacing its prior credit facilities (which had been a $90 million, 364-day facility and a $200 million, five-year facility). Also on April 1, 2003, Carolina Power & Light Company, which is now doing business as Progress Energy Carolinas, Inc., reduced the size of its existing 364-day facility from $285 million to $165 million.

Brunswick Plant Completes Refueling Outage and Power Uprate

     Progress Energy's Brunswick Nuclear Plant Unit 2 completed a successful refueling outage on April 6, 2003, when the unit was returned to service. During the outage, the first of two phases of an extended power uprate project was completed, which is expected to add approximately 70 additional megawatts of electricity at the plant. The complete press release regarding this announcement is available on the company's Web site at http://www.progress-energy.com/aboutus/news/article.asp?id=5902.

LINE OF BUSINESS FINANCIAL INFORMATION

Progress Energy Carolinas

     Progress Energy Carolinas electric energy operations contributed net income of $134.6 million for the quarter compared with $85.5 million for the same period last year. Factors contributing to the quarter's results were favorable weather, increased revenues from customer growth and usage, increased sales to other utilities and a decrease in interest charges. In addition, a $5.5 million tax benefit allocation from the holding company to Progress Energy Carolinas and a favorable reallocation of service company charges of $11.1 million after tax positively impacted the current quarter results. Details on the tax benefit and service company reallocations are included in the "Corporate" section of this release. These factors were partially offset by higher O&M expenses from the February 2003 ice storms.

Progress Energy Florida

     Progress Energy Florida electric energy operations contributed net income of $70.8 million for the quarter compared with $57.7 million for the same period last year. Factors contributing to the quarter's results were favorable weather and increased revenues from customer growth and usage. In addition, a $3.4 million tax benefit allocation from the holding company to Progress Energy Florida and a favorable reallocation of service company charges of $2.4 million after tax positively impacted the current quarter results. Details on the tax benefit and service company reallocations are included in the "Corporate" section of this release. The prior year earnings also include the impact of the rate case settlement that included a one-time retroactive refund to customers of $21.0 million after tax. These favorable factors were partially offset by the rate reduction from the rate case settlement and higher O&M expenses, primarily due to a decreased pension credit.

Electric Utility Kilowatt Hour Sales by Class

--------------------------------------------------------------------------------------------------
      Progress Energy Carolinas Sales                  Progress Energy Florida Sales
    For the Quarter Ended March 31, 2003            For the Quarter Ended March 31, 2003
--------------------------------------------------------------------------------------------------
 Customer Class    2003 Sales (in  % Change from    Customer Class       2003 Sales  % Change from
                    billions of                                        (in billions
                       kWh)            2002                               of kWh)        2002
---------------------------------------------------------------------------------------------------
Residential             4.6           15.1%       Residential               4.6          12.1%
---------------------------------------------------------------------------------------------------
Commercial              3.0            6.9        Commercial                2.4          (0.6)
---------------------------------------------------------------------------------------------------
Industrial              3.0            0.6        Industrial                0.9           3.8
---------------------------------------------------------------------------------------------------
Government              0.3            5.6        Government                0.7           5.8
---------------------------------------------------------------------------------------------------
Wholesale               4.6           38.6        Wholesale                 1.3          30.3
---------------------------------------------------------------------------------------------------
Unbilled               (0.4)            -         Unbilled                  -             -
---------------------------------------------------------------------------------------------------
Total                  15.1           13.8%       Total                     9.9           9.6%
---------------------------------------------------------------------------------------------------

Progress Ventures

     The Progress Ventures operations are: Progress Fuels, which includes natural gas exploration and production, coal mining, and synthetic fuels production; and Competitive Commercial Operations, which includes nonregulated generation and energy marketing and trading activities on behalf of its nonregulated plants. The Progress Ventures business unit had net income of $35.1 million for the quarter compared with $39.5 million for the same period last year.

     Progress Fuels generated net income of $26.6 million for the quarter compared to $41.6 million for the same period last year. The difference was primarily due to a reduction in synthetic fuel sales and a reallocation of service company charges of $4.7 million after tax. Details on the service company reallocations are included in the "Corporate" section of this release. Earnings from gas operations increased over the prior year due to the acquisition of Westchester Gas Company in April 2002. Synthetic fuels operations generated net income of $25.4 million for the current year compared to $38.8 million for the same period last year. Total synthetic fuel sales were 2.0 million tons for the quarter compared with 3.0 million tons for the same period last year. Total synthetic fuel sales decreased in the current year primarily due to an internal change in the production schedule for 2003. The company anticipates total synthetic fuel production of 12 to 13 million tons for the year.

     Competitive Commercial Operations contributed net income of $8.5 million for the quarter compared to a net loss of $2.1 million for the same period last year. The current quarter results include a contract termination payment received for a tolling agreement on one of its nonregulated units. The increase is also due to additional plants in operation in the current quarter, partially offset by a reallocation of service company charges of $2.8 million after tax. Details on the service company reallocations are included in the "Corporate" section of this release.

Other Diversified

     NCNG

     The sale of North Carolina Natural Gas (NCNG) to Piedmont Natural Gas is expected to close during the summer 2003. The operations of NCNG are included in discontinued operations in the accompanying financial statements. NCNG had discontinued earnings of $11.3 million for the quarter compared with $8.5 million for the same period in the prior year. The earnings for 2003 were positively impacted by the elimination of depreciation on assets of discontinued operations.

     Progress Rail

     Progress Rail reported a net loss of $3.4 million for the quarter, compared to a net loss of $0.7 million for the same period in the prior year. The earnings decrease was primarily related to a reallocation of service company charges of $3.4 million after tax in the first quarter of 2003. Details on the service company reallocations are included in the "Corporate" section of this release.

     Progress Telecom

     Progress Telecom, including Caronet's operations, recorded net income of $0.4 million for the quarter, compared to a net loss of $3.9 million for the same period in the prior year. Progress Telecom contributed positive net income in the quarter due to lower operating costs, a reduction in depreciation expense and a favorable reallocation of service company charges of $0.8 million after tax in the first quarter of 2003. Details on the service company reallocations are included in the "Corporate" section of this release.

Corporate

     Corporate results, which primarily include interest expense on holding company debt, posted an operating loss of $52.4 million for the quarter, compared with an operating loss of $43.2 million for the same period in the prior year. Negatively impacting this quarter's results was a $9.1 million tax benefit allocation from the holding company to the profitable subsidiary companies. Guidance in an SEC order under the Public Utility Holding Company Act states that Progress Energy, Inc.'s tax benefit not related to acquisition interest expense is to be allocated to the profitable subsidiary companies. This allocation has no impact on consolidated tax expense; however, it does decrease the tax expense of the profitable subsidiaries.

     In addition, a reallocation of service company charges of $3.5 million after tax negatively impacted this quarter's results. The SEC completed its initial audit of Progress Energy Service Company's cost allocation process in March 2003. The SEC routinely audits new holding company systems within the first two years of their formation. As a result of this audit, the SEC directed the company to change its allocation methodology for assigning service company costs to Progress Energy's subsidiaries. Upon completion of the audit, Progress Energy changed its allocation methodology and recorded reallocation adjustments to reflect this new method. These reallocation adjustments were recorded in the first quarter of 2003 and include a cumulative adjustment for years 2001 and 2002. The new methods will be applied in 2003 and going forward. These reallocation entries have no impact on consolidated earnings. Please see the accompanying table for a detail of these reallocation charges by the various business units. The attached link details how this reallocation will impact the 2003 segment earnings projections outlined at the Progress Energy 2003 Analyst Meeting http://www.progress-energy.com/investors/news/webcasts/index.asp.

ONGOING EARNINGS ADJUSTMENTS

     Progress Energy's management uses ongoing earnings per share to evaluate the operations of the company and to establish incentive goals for management and employee programs. Management believes this presentation is appropriate and enables investors to compare more accurately the company's ongoing financial performance over the periods presented. Reconciling adjustments from GAAP earnings to ongoing earnings are as follows:

Intra-period Tax Allocation

     Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy's overall effective tax rate. The company's synthetic fuel sales are not subject to seasonal fluctuation to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the credits recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment increased earnings per share by $0.04 for the current quarter and decreased earnings per share by $0.10 for the same period in the prior year. Since this adjustment varies by quarter but has no impact on the company's annual earnings, management believes this adjustment is not representative of the company's quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

     In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share $0.01 for the quarter compared with an increase in earnings per share of $0.05 for the same period in the prior year. Since changes in the market value of the CVOs do not affect the company's underlying obligation, management does not consider the adjustment a component of ongoing earnings.

Progress Energy Florida One-time Retroactive Refund

     The one-time retroactive rate refund under the Progress Energy Florida rate settlement in March 2002 was related to funds collected during the period between March 13, 2001, when the prior rate agreement in Florida expired, and March 27, 2002, the date the parties entered into the settlement agreement. Due to the non-recurring nature of the refund, management believes it is not representative of the 2002 operations of Progress Energy Florida.

NCNG Discontinued Operations

     The operations of NCNG are reported as discontinued operations due to its pending sale, and therefore management does not believe this activity is representative of the ongoing operations of the company.

                                     * * * *


This earnings announcement, as well as a package of detailed financial information, is available on the company's Web site at www.progress-energy.com/.

Progress Energy's conference call with the investment community will be held on April 23, 2003, at 10 a.m. ET (7 a.m. PT) and will be hosted by Peter Scott, executive vice president and chief financial officer. Investors, media and the public may listen to the conference call by dialing 719-457-2621, confirmation code 792346. Should you encounter problems, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET April 23 through midnight May 7, 2003. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 792346.

A Webcast of the live conference call will be available at http://www.progress-energy.com/. The Webcast will be available in Windows Media and RealPlayer streaming-media formats. The Webcast will be archived on the site for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott starting at 11 a.m. ET. To participate in this session, please dial 719-457-2707, confirmation code 439547.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 21,900 megawatts of generation capacity and $8 billion in annual revenues. The company's holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas exploration, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Examples of factors that you should consider with respect to any forward looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity and natural gas; recurring seasonal fluctuations in demand for electricity and natural gas; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and our businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the impact that increases in our leverage may have on us; our ability to maintain our current credit ratings; the impact of derivative contracts used in the normal course of our business; our continued ability to use Section 29 tax credits related to our coal and synthetic fuels businesses; the continued depressed state of the telecommunications industry and our ability to realize future returns from Progress Telecommunications Corp. and Caronet, Inc.; our ability to successfully integrate newly acquired assets, properties or businesses into our operations as quickly or as profitably as expected; our ability to successfully complete the sale of North Carolina Natural Gas and apply the proceeds therefrom to reduce outstanding indebtedness; our ability to manage the risks involved with the construction and operation of our nonregulated plants, including construction delays, dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with our energy marketing and trading operations; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely.


                                      # # #
Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Keith Poston, 919-546-6189, or toll-free 877-641-NEWS (6397)

                              PROGRESS ENERGY, INC.
              UNAUDITED CONSOLIDATED INTERIM FINANCIAL INFORMATION

 STATEMENTS  OF  INCOME
                                                                       Three Months Ended
                                                                          March 31
 (In thousands except per share amounts)                               2003              2002
------------------------------------------------------------------------------------------------
 Operating Revenues
   Utility                                                       $1,653,887        $1,497,923
   Diversified business                                             362,117           289,379
------------------------------------------------------------------------------------------------
      Total Operating Revenues                                    2,016,004         1,787,302

 Operating Expenses
 Utility
   Fuel used in electric generation                                 411,622           370,588
   Purchased power                                                  202,742           181,273
   Other operation and maintenance                                  334,313           328,438
   Depreciation and amortization                                    220,088           211,888
   Taxes other than on income                                       102,832            95,922
 Diversified Business
   Cost of sales                                                    306,941           300,525
   Depreciation and amortization                                     28,268            27,335
   Other                                                             50,258            29,352
------------------------------------------------------------------------------------------------
       Total Operating Expenses                                   1,657,064         1,545,321
------------------------------------------------------------------------------------------------
 Operating Income                                                   358,940           241,981
------------------------------------------------------------------------------------------------
 Other Income (Expense)
   Interest income                                                    2,767             1,952
   Other, net                                                        (2,450)            6,058
------------------------------------------------------------------------------------------------
       Total Other Income (Expense)                                     317             8,010
------------------------------------------------------------------------------------------------
 Income before Interest Charges and Income Taxes                    359,257           249,991
------------------------------------------------------------------------------------------------
 Interest Charges
   Net interest charges                                             156,248           170,168
   Allowance for borrowed funds used during construction             (2,886)           (3,553)
------------------------------------------------------------------------------------------------
 Total Interest Charges, Net                                        153,362           166,615
------------------------------------------------------------------------------------------------
 Income before Income Taxes                                         205,895            83,376
 Income Taxes                                                         9,029           (40,686)
------------------------------------------------------------------------------------------------
 Income from Continuing Operations                                  196,866           124,062
------------------------------------------------------------------------------------------------
 Discontinued Operations, Net of Tax                                 11,290             8,465
------------------------------------------------------------------------------------------------
 Net Income                                                        $208,156          $132,527
------------------------------------------------------------------------------------------------
 Average Common Shares Outstanding                                  233,438           212,979

 Basic Earnings per Common Share
 Income from Continuing Operations                                    $0.84             $0.58
 Discontinued Operations, Net of Tax                                  $0.05             $0.04
 Net Income                                                           $0.89             $0.62
------------------------------------------------------------------------------------------------
 Diluted Earnings per Common Share
 Income from Continuing Operations                                    $0.84             $0.58
 Discontinued Operations, Net of Tax                                  $0.05             $0.04
 Net Income                                                           $0.89             $0.62
------------------------------------------------------------------------------------------------
 Dividends Declared per Common Share                                 $0.560            $0.545
------------------------------------------------------------------------------------------------
 This financial information should be read in conjunction with the
 Company's 2002 Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

Progress Energy, Inc.
BALANCE SHEETS                                                         March 31       December 31
(In thousands)                                                           2003             2002
----------------------------------------------------------------------------------------------------
                              ASSETS

Utility Plant
  Utility plant in service                                            $20,803,671       $20,152,787
  Accumulated depreciation                                             (9,866,434)      (10,480,880)
----------------------------------------------------------------------------------------------------
         Utility plant in service, net                                 10,937,237         9,671,907
  Held for future use                                                      15,109            15,109
  Construction work in progress                                           826,674           752,336
  Nuclear fuel, net of amortization                                       254,771           216,882
----------------------------------------------------------------------------------------------------
       Total Utility Plant, Net                                        12,033,791        10,656,234
----------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                35,487            61,358
  Accounts receivable                                                     780,655           737,369
  Unbilled accounts receivable                                            187,451           225,011
  Inventory                                                               844,919           875,485
  Deferred fuel cost                                                      229,522           183,518
  Assets of discontinued operations                                       494,485           490,429
  Prepayments and other current assets                                    255,233           283,036
----------------------------------------------------------------------------------------------------
         Total Current Assets                                           2,827,752         2,856,206
----------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Regulatory assets                                                       658,828           393,215
  Nuclear decommissioning trust funds                                     788,766           796,844
  Diversified business property, net                                    2,074,373         1,884,271
  Miscellaneous other property and investments                            472,642           463,776
  Goodwill, net                                                         3,719,327         3,719,327
  Prepaid pension assets                                                   58,669            60,169
  Other assets and deferred debits                                        538,744           522,662
----------------------------------------------------------------------------------------------------
         Total Deferred Debits and Other Assets                         8,311,349         7,840,264
----------------------------------------------------------------------------------------------------
         Total Assets                                                 $23,172,892       $21,352,704
----------------------------------------------------------------------------------------------------
                  CAPITALIZATION AND LIABILITIES

Capitalization
  Common stock (without par value, authorized 500,000,000,             $5,007,203        $4,929,104
               issued and outstanding 239,816,121 and
               237,992,513 shares, respectively)
  Unearned ESOP common stock                                              (90,890)         (101,560)
  Accumulated other comprehensive loss                                   (238,290)         (237,762)
  Retained earnings                                                     2,163,431         2,087,227
----------------------------------------------------------------------------------------------------
         Total Common Stock Equity                                      6,841,454         6,677,009
  Preferred stock of subsidiary - redemption not required                  92,831            92,831
  Long-term debt, net                                                  10,097,948         9,747,293
----------------------------------------------------------------------------------------------------
         Total Capitalization                                          17,032,233        16,517,133
----------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                       380,164           275,397
  Accounts payable                                                        718,814           756,287
  Interest accrued                                                        162,817           220,400
  Dividends declared                                                      133,475           132,232
  Short-term obligations                                                  489,675           694,850
  Customer deposits                                                       159,780           158,214
  Liabilities of discontinued operations                                  117,471           124,767
  Other current liabilities                                               368,474           372,161
----------------------------------------------------------------------------------------------------
         Total Current Liabilities                                      2,530,670         2,734,308
----------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                       901,258           932,813
  Accumulated deferred investment tax credits                             202,160           206,221
  Regulatory liabilities                                                  451,769           119,766
  Asset retirement obligation                                           1,209,587                 -
  Other liabilities and deferred credits                                  845,215           842,463
----------------------------------------------------------------------------------------------------
         Total Deferred Credits and Other Liabilities                   3,609,989         2,101,263
----------------------------------------------------------------------------------------------------
         Total Capitalization and Liabilities                         $23,172,892       $21,352,704
----------------------------------------------------------------------------------------------------

Progress Energy, Inc.
SUPPLEMENTAL  DATA                                Three Months Ended
                                                       March 31
                                                  2003          2002
--------------------------------------------------------------------------------
Operating Revenues (in thousands)
Utility
  Retail                                              $1,344,132    $1,260,810
  Wholesale                                              280,723       194,945
  Unbilled                                               (31,673)       (3,259)
  Miscellaneous revenue                                   60,705        45,427
--------------------------------------------------------------------------------
            Total Electric                             1,653,887     1,497,923
  Diversified businesses                                 362,117       289,379
--------------------------------------------------------------------------------
            Total Operating Revenues                  $2,016,004    $1,787,302
--------------------------------------------------------------------------------
Energy Sales
 Electric (millions of kWh)
    Retail
      Residential                                          9,140         8,045
      Commercial                                           5,425         5,246
      Industrial                                           3,921         3,869
      Other retail                                           999           946
--------------------------------------------------------------------------------
          Total Retail                                    19,485        18,106
    Unbilled                                                (425)         (156)
    Wholesale                                              5,895         4,311
--------------------------------------------------------------------------------
            Total Electric                                24,955        22,261
--------------------------------------------------------------------------------
Energy Supply (millions of kWh)
  Generated - steam                                       12,982        11,414
              nuclear                                      7,612         7,228
              hydro                                          254           139
              combustion turbines                          1,732         1,585
  Purchased                                                3,446         2,993
--------------------------------------------------------------------------------
            Total Energy Supply (Company Share)           26,026        23,359
--------------------------------------------------------------------------------
Impact of Weather
Progress Energy Carolinas
    Heating Degree Days - Actual                           1,777         1,552
                        - Normal                           1,658         1,652

    Cooling Degree Days - Actual                              10            24
                        - Normal                              11             9
Impact of weather compared to normal on EPS                $0.03        ($0.01)
--------------------------------------------------------------------------------
Progress Energy Florida
    Heating Degree Days - Actual                             461           367
                        - Normal                             370           380

    Cooling Degree Days - Actual                              69             0
                        - Normal                              28            28
Impact of weather compared to normal on EPS                $0.02         $0.00
--------------------------------------------------------------------------------
Detail of Income Taxes (in thousands)
    Income tax expense (credit) - current                $15,698      ($47,445)
                                  deferred                (2,608)       12,194
                                  investment tax credit   (4,061)       (5,435)
--------------------------------------------------------------------------------
               Total Income Tax Expense                   $9,029      ($40,686)
--------------------------------------------------------------------------------
FINANCIAL STATISTICS
Ratio of earnings to fixed charges                           1.8           1.4
Return on average common stock equity                        9.4 %         8.8 %
Book value per common share                               $29.15        $28.30
Capitalization
    Common stock equity                                     38.2 %        34.8 %
    Preferred stock of subsidiary-redemption not required    0.5           0.5
    Total debt                                              61.3          64.7
--------------------------------------------------------------------------------
            Total Capitalization                           100.0 %       100.0 %
--------------------------------------------------------------------------------

                              Progress Energy, Inc.
                           Earnings Variance Analysis
                           First Quarter 2003 vs 2002
                               Regulated Utilities


                                                                Progress      Other
($ per share)                          Carolinas     Florida    Ventures    Businesses      Consolidated
2002 GAAP earnings                          0.40        0.27        0.18         (0.23)             0.62
NCNG discontinued operations                                                     (0.04)  A         (0.04)
CVOs                                                                             (0.05)  B         (0.05)
Retroactive rate refund                                 0.10                             C          0.10
Intra-period tax allocation                                                       0.10   D          0.10
                                       ------------------------------------------------------------------
2002 Ongoing earnings                       0.40        0.37        0.18         (0.22)             0.73
                                       ------------------------------------------------------------------

Weather - retail                            0.04        0.03                                        0.07
Other retail - growth and usage             0.03        0.04                                        0.07
Wholesale                                   0.08       (0.02)                            E          0.06
Rate reduction impact                                  (0.10)                            F         (0.10)
Other margin                                0.01        0.02                                        0.03

O&M - other                                (0.01)      (0.03)                     0.01   G         (0.03)
Storm costs                                (0.03)                                        H         (0.03)

Service Company allocations - current       0.01        0.01       (0.01)        (0.01)  I          0.00
Service Company allocations - prior years   0.04                   (0.02)        (0.02)  I          0.00

Depreciation                                0.01       (0.01)                            J          0.00

Other income and expense                   (0.01)                  (0.01)         0.01             (0.01)

Interest charges                            0.03                                  0.01   K          0.04

Net diversified business                                            0.02          0.02   L          0.04

Tax benefit allocation                      0.03        0.02                     (0.05)  M          0.00

Share dilution                             (0.06)      (0.03)      (0.01)         0.02   N         (0.08)
                                       ------------------------------------------------------------------

2003 Ongoing earnings                       0.57        0.30        0.15         (0.23)             0.79
                                       ------------------------------------------------------------------
NCNG discontinued operations                                                      0.05   A          0.05
CVOs                                                                              0.01   B          0.01
Intra-period tax allocation                                                       0.04   D          0.04
                                       ------------------------------------------------------------------
2003 GAAP earnings                          0.57        0.30        0.15         (0.13)             0.89
                                       ------------------------------------------------------------------

Other includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense,
CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.

A - NCNG is being sold to Piedmont Natural Gas.
B - Impact of change in market value of outstanding CVOs.
C - Impact of $35M ($21M after tax) retroactive rate refund related to
    Florida's rate case settlement in 2002.
D - Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
E - Carolinas wholesale increase driven by sales to other utilities due to favorable weather in Northeast United States.
F - Impact of 9.25% rate reduction effective May 2002.
G - Florida - lower pension credit.
H - Carolinas - ice storm costs of $10.4M in February 2003.
I - Reallocation of Service Company costs in accordance with an SEC PUHCA audit. J - Carolinas - Clean Air amortization in 2003 ($20M) vs accelerated nuclear amortization in 2002 ($25M).
K - Carolinas - decline in average debt outstanding and lower average interest rates.
L - Positive impact of Westchester gas operations and increased competitive commercial operations, partially offset by decrease in synthetic fuel production. Other - decrease in Progress Telecom depreciation.
M - Allocation of tax favorability from Holding Company to profitable subsidiaries.
N - Primarily impact of purchase of Westchester Gas in April 2002 (2.5M shares), issuance in November 2002 (14.7M shares) and 2003 issuances under Investor Plus and Employee Benefit programs (1.8M shares).

                              Progress Energy, Inc.
              2003 Earnings Impact of Service Company Reallocation


($ in millions, after tax)                         1st Quarter 2003 Impact                       Full Year 2003 Impact
--------------------------------------------------------------------------------------------------------------------------
                                              2001-2002                             2001-2002
                                             Retroactive        2003        Q1     Retroactive        2003         Q1
             Line of Business                Reallocation   Reallocation   Total   Reallocation   Reallocation    Total
--------------------------------------------------------------------------------------------------------------------------
Progress Energy Carolinas                       $10              $1         $11        $10             $6          $16
Progress Energy Florida                           1               1           2          1              5            6
Progress Fuels                                   (4)             (1)         (5)        (4)            (4)          (8)
Competitive Commercial Operations                (2)             (1)         (3)        (2)            (3)          (5)
Holding Company                                  (3)             (1)         (4)        (3)            (3)          (6)
Rail                                             (3)              0          (3)        (3)            (3)          (6)
PTC                                               1               0           1          1              1            2
--------------------------------------------------------------------------------------------------------------------------
Total*                                           $0              $0          $0         $0             $0           $0
--------------------------------------------------------------------------------------------------------------------------
*Totals may not foot due to rounding